As filed with the Securities and Exchange Commission on December 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Forward Pharma A/S

(Exact name of registrant as specified in its charter)

Denmark	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Østergade 24A, 1

1100 Copenhagen K, Denmark

+45 33 44 42 42

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

1015 15th Street, NW

Suite 1000

Washington, DC 20005

(202) 572-3100

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Ryan A. Murr

Gibson, Dunn & Crutcher LLP
555 Mission St. Suite 3000
San Francisco, CA 94105

Tel: (415) 393-8373

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Security (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, nominal value DKK 0.01 per share	70,356,900	$0.45	$31,660,605	$2,935

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-199230). Each ADS represents the right to receive fourteen ordinary shares.

(2)	This registration statement also includes an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ADSs on the Nasdaq Capital Market on December 10, 2021, which date is within five business days prior to filing, divided by 14 (to give effect to the 1:14 ratio of ADSs to ordinary shares).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated December 13, 2021

70,356,900 Ordinary Shares in the form of American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 70,356,900 ordinary shares, nominal value DKK 0.01 per share of Forward Pharma A/S, represented by American Depository Shares, or ADSs.

The selling shareholders are identified in the table commencing on page 9. Each ADS represents 14 ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ADSs are listed on The Nasdaq Capital Market under the symbol “FWP”. On December 10, 2021, the closing price of our ADSs on The Nasdaq Capital Market was $6.22 per ADS.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 5 and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell, nor is it seeking an offer to buy, the ADSs in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the ADSs offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Forward Pharma A/S” or the “Parent” refer to Forward Pharma A/S and all references in this report to the “Group” refer to Forward Pharma A/S, together with its subsidiaries. All references in this report to “Forward Pharma,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Forward Pharma A/S or Forward Pharma A/S together with its subsidiaries, as required by the context.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry and investing in our ordinary shares, that we describe under “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our ADSs.

Overview

We are a Danish biopharmaceutical company whose operations previously consisted of developing FP187®, a proprietary formulation of dimethyl fumarate, or DMF, for the treatment of multiple sclerosis, or MS, for and other inflammatory and neurological indications. DMF is an immunomodulator that can be used as a therapeutic to improve the health of patients with MS and immune disorders.

As a result of entering into a Settlement and License Agreement, or the License Agreement, with two wholly owned subsidiaries of Biogen Inc., which we collectively refer to as Biogen, effective as of February 1, 2017, combined with the unsuccessful outcome in the Interference Proceeding and Biogen's purchase of the intellectual property in the United States associated with the Company, we have permanently discontinued our development of a DMF formulation, except for maintaining our files and records for previously completed research and development work. We completed an organizational realignment in 2017 to focus on the deliverables under the License Agreement and reduce operating expenses.

On September 6, 2021, the Technical Board of Appeal, or the TBA, of the European Patent Office, or the EPO, dismissed our appeal of the previous decision of the EPO Opposition Division to revoke the EP2801355 patent, or the ’355 patent, following the oral hearing. The TBA made its decision after considering Forward’s appeal against the decision of the Opposition Division and third-party submissions from several opponents. On November 18, 2021, the TBA issued its argued reasons for the decision in written form. Following management's review of the written decision, we expect to announce future plans for the Company. Such plan may involve a petition for review at the Enlarged Board of Appeal of the EPO in an effort to overturn the unfavorable outcome, but the likelihood of a petition for review being successful is low. The denial of a petition for review would end the Opposition Proceeding in favor of the opponents. For all practical purposes, such denial or the absence of a petition for review would represent an unsuccessful outcome of the Opposition Proceeding, resulting in no royalties being due to the Company from Biogen based on Biogen’s future net sales outside the United States, as defined in the License Agreement.

Corporate Information

We are a Danish public limited liability company founded in 2005. Our principal executive offices are located at Østergade 24A, 1st Floor, 1100 Copenhagen K, Denmark. Our telephone number at this address is +45 33 44 42 42. We are currently composed of Forward Pharma A/S, its two wholly-owned subsidiaries, Forward Pharma USA, LLC incorporated in the state of Delaware, and Forward Pharma Operations ApS, incorporated in Denmark, and two wholly-owned subsidiaries of Forward Pharma Operations ApS, Forward Pharma GmbH, incorporated in Germany, and Forward Pharma FA ApS, incorporated in Denmark. Our website address is www.forward-pharma.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Our ADSs are listed on The Nasdaq Capital Market under the symbol “FWP”. Effective December 6, 2019, we changed the ADS ratio from one ADS per two ordinary shares to one ADS per fourteen ordinary shares.

Implications of being a Foreign Private Issuer

As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies.

Furthermore, our officers, directors, and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. These exemptions and leniencies, along with other corporate governance exemptions resulting from our ability to rely on home country rules, will reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to a U.S. domestic reporting company. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly more than costs we incur as a foreign private issuer.

THE OFFERING

ADSs Offered	Up to an aggregate of 70,356,900 ordinary shares, nominal value DKK 0.01 per share of Forward Pharma A/S, represented by ADSs. The selling shareholders are identified in the table commencing on page 9. Each ADS represents 14 ordinary shares.
Ordinary Shares Outstanding as of June 30, 2021	98,264,429 ordinary shares.
Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. See the section of this prospectus titled “Use of Proceeds.”
Nasdaq Capital Market Symbol	FWP
Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus.
Depositary	Bank of New York Mellon.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 98,264,429 ordinary shares outstanding as of June 30, 2021, and excludes:

•

486,882 ordinary shares (equivalent to approximately 34,777 ADSs) issuable upon the exercise of warrants outstanding under our 2014 Omnibus Equity Incentive Compensation Plan, or the 2014 Plan, as of June 30, 2021 at a weighted-average exercise price of DKK 0.01 per ordinary share (equivalent to approximately $0.002 per ADS);

•	2,523,933 ordinary shares (equivalent to approximately 180,277 ADSs) issuable upon the exercise of warrants outstanding outside of but on substantially the same terms as the 2014 Plan as of June 30, 2021 at a weighted-average exercise price of $0.17 per ordinary share (equivalent to $2.38 per ADS);

•

405,518 ordinary shares (equivalent to approximately 28,965 ADSs) issuable upon the exercise of deferred shares under the 2014 Plan, as of June 30, 2021, at a weighted-average exercise price of DKK 0.01 per ordinary share (equivalent to approximately $0.002 per ADS);

•	8,469,896 additional ordinary shares (equivalent to approximately 604,992 ADSs) available for future issuance as of June 30, 2021 under the 2014 Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding warrants or deferred shares described above.

RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

A substantial number of ADSs may be sold in this offering, which could cause the price of our ADSs to decline.

We are registering for resale 70,356,900 ordinary shares represented ADSs. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could adversely affect the price of the ADSs on The Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of the ADSs.

If we fail to maintain the listing of our ADSs with a U.S. national securities exchange, the liquidity and price of our ADSs could be adversely affected.

Our ADSs are currently listed for trading on The Nasdaq Capital Market. In order to maintain our listing on The Nasdaq Capital Market, we must comply with certain Nasdaq listing rules. In June 2019, we received written notices from Nasdaq indicating that we were not in compliance with two of the requirements for continued listing on The Nasdaq Global Select Market, which was our listing venue at the time. In order to regain compliance and maintain our listing, we subsequently transferred our listing venue from The Nasdaq Global Select Market to The Nasdaq Capital Market and changed the ADS ratio from one ADS per two ordinary shares to one ADS per fourteen ordinary shares through a reduction of the number of outstanding ADSs.

While the trading price of our ADSs has been above $1.00, as required by the Nasdaq listing rules, since the ADS ratio change was effected, there is no assurance that the trading price will stay above $1.00. We actively monitor the price of our ADSs and will consider available options, including, but not limited to, changing the ADS ratio, to maintain compliance with the continued listing standards of Nasdaq. We cannot assure that we will stay in compliance with Nasdaq's continued listing standards. Following the decision by the EPO in September 2021, we have been in contact with Nasdaq regarding our compliance with the continued listing standards. If we fail to comply with the continued listing standards of Nasdaq, we will not be able to remain listed on that stock exchange, which could have a material adverse effect on the liquidity and price of our ADSs. We may also choose to delist our ADSs from The Nasdaq Capital Market.

If our ADSs are delisted, either by Nasdaq or voluntarily by the Company, our ADSs may be eligible to trade on the OTC Bulletin Board or another over-the-counter market, however, such delisting could have an adverse impact on the liquidity and price of our ADSs. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, our ADSs. In addition, there can be no assurance that our ADSs would be eligible for trading on any such alternative exchange or markets.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements and readers are cautioned that our actual results, performance and achievements may differ materially from those discussed in the forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results, performance and achievements to differ materially from those described in the forward-looking statements.

Such risks and uncertainties include, but are not limited to:

•	whether and when we will receive any additional payments under our Settlement and License Agreement with two subsidiaries of Biogen;

•	our future plans for the Company, following review of the detailed reasons for the decision of the TBA in the ‘355 patent appeal hearing, and whether we will petition for review at the Enlarged Board of Appeal of the EPO in an effort to overturn the unfavorable outcome;

•	our ability to defend our tax filing position in any ongoing tax audits;

•	our ability to successfully protect, defend and enforce the intellectual property associated with the Company;

•	our ability to maintain our listing on The Nasdaq Capital Market;

•	the impact of coronavirus 2019, or COVID-19, on our business and stock price;

•	our estimates regarding expenses, future revenues, capital requirements and the need for additional financing;

•	our ability to hire and retain qualified personnel;

•	our ability to continue as a going concern; and

•	other risk factors identified under "Risk Factors" in this prospectus and our most recent Annual Report on Form 20-F.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus might not occur. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

You should read this prospectus and the documents that we have filed as exhibits with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution”.

CAPITALIZATION

Our capitalization as of December 31, 2020 and June 30, 2021 (unaudited) is set forth in the table below. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. For more details on how you can obtain the documents incorporated by reference in this prospectus, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

	December 31, 2020	June 30, 2021 (Unaudited)
	USD `000	USD `000
Share capital	154	157
Other components of equity:
Foreign currency translation reserve	93,315	90,808
Accumulated deficit	(14,825)	(15,856)
Total equity attributable to shareholders of the Company	78,644	75,109
Total capitalization	78,644	75,109

SELLING SHAREHOLDERS

We are registering ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. These ordinary shares were issued in private placements prior to our initial public offering. Certain of the selling shareholders beneficially own 5% or more of our ordinary shares prior to the offering. In addition, Mr. Florian Schönharting, our Chairman, may be deemed to beneficially own the ordinary shares owned by Nordic Biotech K/S, Nordic Biotech Opportunity Fund K/S, NB FP Investment K/S and NB FP Investment II K/S. Dr. Torsten Goesch, a member of our Board of Directors, may be deemed to beneficially own the shares owned by Rosetta Capital I, LP.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling stockholder, based on its ownership of ADSs, as of June 30, 2021. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some, or none of their ordinary shares represented by ADSs in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After the Offering	Percentage of Ordinary Shares Owned After the Offering
Nordic Biotech K/S(1)	24,250,680	24,250,680	-	*
Nordic Biotech Opportunity Fund K/S(1)	21,177,980	21,177,980	-	*
NB FP Investment K/S(2)	5,014,720	5,014,720	-	*
NB FP Investment II K/S(2)	1,204,520	1,204,520	-	*
Rosetta Capital I, LP(3)	17,576,400	17,576,400	-	*
BVF Partners L.P. and its affiliates(4)	10,194,786	1,132,600	9,062,186	9.2	*

* Denotes less than 1%

(1)	Nordic Biotech General Partner ApS is the general partner of Nordic Biotech K/S and Nordic Biotech Opportunity Fund K/S and has voting and dispositive power with respect to, and may be deemed to be the beneficial owner of, the shares held by Nordic Biotech K/S and Nordic Biotech Opportunity Fund K/S. Florian Schönharting controls 45% of the ownership interests in Nordic Biotech General Partner ApS and therefore may be deemed to share beneficial ownership of the securities beneficially owned by Nordic Biotech General Partners ApS, including the shares held by Nordic Biotech K/S and Nordic Biotech Opportunity Fund K/S.
(2)	Mr. Schönharting is the sole member of the Investment Committee of NB FP Investment K/S and NB FP Investment II K/S, and as such has voting and dispositive power with respect to, and may be deemed to be the beneficial owner of, shares held by NB FP Investment K/S and NB FP Investment II K/S.
(3)	Dr. Goesch has full investment and voting power over all of the shares held by Rosetta Capital I, LP (an affiliate of BioScience Managers Limited), and so may be deemed to share beneficial ownership of the securities owned by the fund. Dr. Goesch disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)	Based on a Schedule 13G/A filed jointly by BVF Partners L.P. ("Partners"), BVF Inc., Mark N. Lampert, Biotechnology Value Fund, L.P. ("BVF"), BVF I GP LLC ("BVF GP"), Biotechnology Value Fund II, L.P. ("BVF2"), BVF II GP LLC ("BVF2 GP"), Biotechnology Value Trading Fund OS LP ("Trading Fund OS"), BVF Partners OS Ltd. ("Partners OS") and BVF GP Holdings LLC ("BVF GPH" and together with Partners, BVF, BVF GP, BVF2, BVF2 GP, Trading Fund OS and Partners OS, the "BVF Entities") with the SEC on February 11, 2021. Consists of (i) 5,052,310 shares beneficially owned by BVF, (ii) 3,698,691 shares beneficially owned by BVF2, and (iii) 616,756 shares beneficially owned by Trading Fund OS. BVF GP, as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF2 GP, as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. Partners OS, as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 8,751,001 shares beneficially owned in the aggregate by BVF and BVF2. Partners, as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 10,194,786 shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and certain Partners managed accounts (the "Partners Managed Accounts"), including 827,029 shares held in the Partners Managed Accounts. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS, and the Partners Managed Accounts. The ordinary shares underlying the ADSs are held by The Bank of New York Mellon as depositary and are also included within this table as shares held by The Bank of New York Mellon. The business address of each of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, Partners, BVF Inc. and Mark N. Lampert is 44 Montgomery St., 40th Floor, San Francisco, California 94104. The business address of each of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our Articles of Association and relevant provisions of the Danish Companies Act, or DCA. Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our Articles of Association and Danish law in effect as of the date of this prospectus. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Danish law and our Articles of Association, a copy of which is incorporated by reference into this prospectus. Further, please note that ADS holders are not treated as our shareholders and do not have rights as a shareholder. For more information regarding the rights of ADS holders, see “Description of American Depositary Shares.”

General

Forward Pharma A/S was incorporated on July 1, 2005 as a limited liability company under Danish law. We are registered with the Danish Business Authority under company registration number 28865880. Our corporate seat is in Copenhagen, Denmark, and our registered office is Østergade 24A, 1, 1100 Copenhagen K, Denmark.

Our authorized share capital is nominally DKK 982,644.29, divided into shares of DKK 0.01 each.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “FWP.” The transfer agent and registrar for the ADSs is The Bank of New York Mellon.

Articles of Association

Below is a summary of relevant information concerning material provisions of our Articles of Association and applicable Danish law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

See the section entitled “Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law—Shareholder Rights—Voting Rights” for a description of the voting requirements for a resolution to amend the Articles of Association.

Since October 14, 2014, our Articles of Association were amended as follows:

•	on November 14, 2014, the Company’s nominal share capital was increased from 4,581,376 DKK to 4,651,374 DKK;

•	on March 24, 2015, to add the terms applicable to warrants previously granted to certain of our directors and employees;

•	on April 13, 2015, to increase the share capital in connection with the issuance of 142,150 shares to Joel Sendek;

•	on April 20, 2015, to extend the exercise period for warrants that allow for the subscription of 333,720 shares and to increase the board of directors’ authorization to issue warrants to employees and consultants by 1.7 million warrants and underlying shares;

•	on June 23, 2015, to implement the terms applicable to warrants granted to a number of persons engaged or employed with the Company or a subsidiary of the Company, issue of shares to two warrant holders that had exercised their warrants and amendments due to lapse of certain warrants;

•	on November 24, 2015, to implement the terms applicable to warrants granted to a number of persons engaged or employed with the Company or a subsidiary of the Company;

•	on May 6, 2016, to increase the allowable maximum number of board members, to increase and amend the board of directors’ authorization to issue warrants and to reduce the board of directors’ authorization to increase the company’s share capital;

•	on June 1, 2016, to implement the terms applicable to warrants granted to a number of persons engaged or employed with the Company or a subsidiary of the Company, to issue shares to a warrant holder that had exercised its warrants and amendments due to lapse of certain warrants;

•	on July 29, 2016, to increase the share capital in connection with the issuance of 142,155 shares to Joel Sendek;

•	on August 30, 2016, to implement the terms applicable to warrants granted to a person employed with the Company;

•	on March 29, 2017, to implement the terms applicable to warrants granted to Claus Bo Svendsen and to issue shares to a warrant holder that had exercised its warrants;

•	on May 3, 2017, to reflect that the Company’s statutory Danish annual report is prepared and presented in English;

•	on August 2, 2017, to make a share split in the ratio 1/10;

•	on September 1, 2017, to decrease the share capital at a premium rate and pay the proceeds to the shareholders at a rate of EUR 19.45 per share of nominally 0.10 DKK (corresponding to EUR 2.43125 per share of nominally 0.01 DKK that was annulled);

•	on November 21, 2017, to adopt principles for the adjustment of certain award terms and compensation of certain award holders due to the changes in the Company’s capital structure etc. resolved on the Company’s extraordinary general meeting on August 2, 2017;

•	on November 28, 2017, to implement the terms applicable to warrants granted to employees, board members and a consultant of the Company;

•	on April 4, 2018, to implement the terms applicable to warrants granted to Claus Bo Svendsen;

•	on June 12, 2018, to issue shares to two warrant holders that had exercised their warrants, include Jan van de Winkel, a former director of the Company;

•	on September 18, 2018, to implement the terms applicable to warrants granted to an employee of the Company and to issue shares to a warrant holder that had exercised its warrants;

•	on May 8, 2019, to extend until May 1, 2024 the authorizations of the board of directors pursuant to articles 3.2, 3.4, 3.6 and 4.2 in our Articles of Association to (a) issue warrants and corresponding shares to employees, members of the executive management, members of the board of directors and consultants, (b) issue shares to employees, members of the executive management, members of the board of directors and consultants, (c) issue shares without pre-emption rights of the existing shareholders, and (d) have the Company acquire its own shares;

•	on November 26, 2019, to implement the terms applicable to warrants granted two employees of the Company, including Claus Bo Svendsen;

•	on April 24, 2020, to implement the terms applicable to warrants granted to Claus Bo Svendsen;

•	on May 7, 2020, to issue shares to five warrant holders that had exercised their warrants, including Joel Sendek, the former CFO of the Company, and to one holder of deferred shares; and

•	on April 13, 2021, to issue shares to five warrant holders that had exercised their warrants, including Peder Møller Andersen, the former CEO of the Company.

Company’s shareholders’ register

Our shareholders’ register is maintained by Computershare A/S who has been elected to act as our local share registrar.

Corporate Objective

Our corporate objectives are, directly or indirectly through subsidiaries, to conduct business within development, manufacturing, distribution and sale of drugs and medicaments, as well as any other related activities at the discretion of the board of directors. Furthermore, we may, within our line of business, participate in partnerships or co-operate with other businesses, including by licensing out rights within our line of business.

Limitation on Liability and Indemnification Matters

Under Danish law, members of the board of directors and executive officers may be held liable for damages in the event of improper or negligent conduct in breach of their fiduciary duties. They may be held jointly and severally liable for losses incurred by the Company and third parties due to their improper or negligent conduct. In certain circumstances, they may also incur additional criminal liabilities. The members of our board of directors and executive officers are insured under an insurance policy protecting them against liability resulting from the conduct of our directors and such certain officers when acting in their capacities as such. Each year at the annual general meeting of shareholders, the discharge of the board of directors and the executive officers of certain responsibilities is an item on the agenda. We have entered into indemnification agreements with members of our board of directors and our executive officers.

General Meetings

See below “Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law—Shareholder Rights—Shareholder Proposals” for a description of the rules on time and venue of general meetings under Danish law. See below “Description of American Depositary Receipts—Voting Rights” for a description of the rules and procedures for ADS holders in connection with general meetings.

Under our Articles of Association, general meetings shall be convened by our board of directors with at least two weeks’ and not more than four weeks’ notice. Notice of general meetings must be published on our website and in form and substance in accordance with the requirements of any stock exchange on which our shares are listed. Further, written notice of the general meeting must be mailed to all of our shareholders who have requested such notice be sent. The notice shall specify the time and place of the general meeting and the agenda containing the business to be transacted at the general meeting. If a proposal to amend our Articles of Association is to be considered at the general meeting, a summary of such proposal must be set out in the notice. For certain material amendments, the specific wording must be set out in the notice. The right of a shareholder to attend a general meeting is determined by shares held by such shareholder at the record date, which is the day one week prior to the date of the general meeting.

Quorum and Voting Requirements

Each ordinary share carries one vote at the general meeting of shareholders. Shareholders may vote by proxy. The voting rights of any shares we hold in treasury are suspended as long as they are so held. Shares held in treasury will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the number of shares that are represented at our general meetings.

In accordance with Danish law and generally common business practices, the Articles of Association do not provide for a quorum generally applicable to general meetings of shareholders. See below “Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law—Shareholder Rights—Voting Rights” for a description of the rules on voting requirements under Danish law.

Members of the Board of Directors and Executive Officers

Under our Articles of Association, members of the board of directors are elected at the general meeting of shareholders. Candidates are usually nominated by our existing board of directors or shareholders, but any shareholders are entitled to nominate other candidates. The members of the board of directors are elected for one year terms. Directors are not subject to term limits. Only persons who are younger than 70 years at the time of election may be elected to the board of directors. The board of directors appoints our executive officers.

See below “Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law—Corporate Governance—Duties of Directors” for a description of the general rules on duties and liabilities of the members of the board of directors under Danish law.

Obligation to Disclose Significant Shareholdings and Transactions

Pursuant to the DCA, shareholders must notify a Danish company once they hold in excess of 5% of the company’s share capital or voting rights, and must also provide notice to the company upon exceeding or falling below 5%, 10%, 15%, 20%, 25%, 33 1/3%, 50%, 66 2/3%, 90% and 100% of the company’s share capital or voting rights. Such information must be registered with the Danish Business Authority by the company and is published by the Danish Business Authority. This obligation does not apply to ADS holders.

Additionally, the beneficial owners (in Danish: reelle ejere) of a company must be registered with the Danish Business Authority by the company. A beneficial owner is a natural person whom ultimately owns or controls a sufficient amount (construed by the Danish Business Authority usually as in excess of 25 percent) of the shares or voting rights or exercises control through other means of a Danish company. The identity of the beneficial owners is published by the Danish Business Authority. Anyone who directly or indirectly owns or controls a Danish company is upon request of the company obliged to provide the company with the information necessary for identification of the company’s beneficial owners. If a company does not have beneficial owners or no beneficial owners can be identified, the executive management will be registered as beneficial owners. A Danish company must at least once a year investigate whether there are any changes to the registered beneficial owners of the company.

Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law

The following summary provides a comparison between Danish corporation law and our Articles of Association, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated. Although we believe this summary is materially accurate, the summary is subject to Danish law, including the DCA, and Delaware corporation law, including the Delaware General Corporation Law, or DGCL. This summary does not constitute legal advice regarding those matters and should not be regarded as such. Further, please note that an ADS holder will not be treated as one of our shareholders and will not have any shareholder rights.

Corporate Governance

Duties of Directors

Denmark. The board of directors is responsible for overall and strategic management. In addition to performing overall management duties and strategic management duties and ensuring proper organization of the company’s business, the board must ensure that:

1.	the bookkeeping and financial reporting procedures are satisfactory, having regard to the circumstances of the limited liability company;
2.	adequate risk management and internal control procedures have been established;
3.	the board of directors receives ongoing information as necessary about the limited liability company’s financial position;
4.	the executive board performs its duties properly and as directed by the board of directors; and that
5.	the financial resources of the limited liability company are adequate at all times, and that the company has sufficient liquidity to meet its current and future liabilities as they fall due. The limited liability company is therefore required to continuously assess its financial position and ensure that the existing capital resources are adequate.

The board of directors must appoint an executive board to be responsible for the day-to-day management of the company. The executive board must either consist of one or more persons who are also members of the board of directors, or consist of persons who are not members of the board of directors. In both cases, persons in charge of day-to-day management will be designated as executive officers, and together they form the executive board of the limited liability company. The majority of the members of the board of directors of public limited companies must be non-executive directors. No executive officer in a public limited company may be chairman or vice-chairman of the board of directors of that company.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action in connection with a change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders. There is no prohibition on executive officers of Delaware companies serving as chairman or vice-chairman of their board of directors.

Director Terms

Denmark. Under Danish law, directors are elected by the general meeting for the terms set out in the company’s articles of association, provided however that the term shall expire with the closing of an annual general meeting held no later than four years after their election. Directors are usually elected for one-year terms. There is no limit in the number of terms a director may serve.

Delaware. The DGCL generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause. There is no limit in the number of terms a director may serve.

Director Vacancies

Denmark. Under Danish law, if there is no alternate member to replace a resigning member, the other members of the board of directors must arrange for the election of a new member to replace the resigning member during the remainder of his or her term of office. However, if the election is to be held at the general meeting, it may be postponed until the next annual general meeting for the election of members of the board of directors, provided that the number of remaining members and alternate members of the board of directors corresponds to the interval set out in the articles of association and amounts to at least three members.

Delaware. The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of shares is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-Interest Transactions

Denmark. Under the DCA, no member of management may participate in the transaction of business that involves any agreement between the limited liability company and that member, or legal proceedings against that member, or the transaction of business that involves any agreement between the limited liability company and a third-party, or legal proceedings against a third-party, if the member has a material interest in such business and that material interest could conflict with the interests of the limited liability company.

Delaware. The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

Proxy Voting by Directors

Denmark. A director of a Danish corporation may issue only to another director a proxy representing the director’s voting rights at board meetings as a director.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder Rights

Voting Rights

Denmark. Under Danish law each share is entitled to one vote unless otherwise provided for by the articles of association. Our Articles of Association provide for one class of shares, ordinary shares, and each ordinary share shall be entitled to one vote.

A nominee shareholder is entitled to receive dividends and to exercise all subscription and other financial rights attached to the shares held in its name. The administrative rights attached to the shares (e.g., voting rights), however, cannot be exercised by the nominee unless (i) the beneficial owner of the shares discloses its identity and is registered by name in our register of shareholders and/or (ii) the nominee can present a valid power of attorney from the beneficial owner of the shares relating to the administrative rights.

The relationship between the nominee shareholder and the beneficial owner is governed solely by an agreement between the parties, and the beneficial owner must disclose its identity, if any of the aforementioned administrative rights are to be exercised directly by the beneficial owner.

The right to appoint a nominee does not eliminate a shareholder’s obligation to notify us of a major shareholding.

All business transacted by the general meeting shall be decided by a simple majority of votes, unless otherwise provided by the DCA or by the Articles of Association.

A resolution to amend the Articles of Association requires the resolution be adopted by at least two-thirds of the votes cast as well as the share capital represented at the general meeting, unless the DCA or the Articles of Association requires a larger majority.

Delaware. Under the DGCL, each shareholder is entitled to one vote per share, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

Denmark. The shareholders’ rights to pass resolutions are exercised at the general meetings of the limited liability company. All shareholders, irrespective of voting rights, are entitled to attend and speak at general meetings.

General meetings must be held at the registered office of the limited liability company, unless the articles of association specify another place at which the meetings must or can be held. If special circumstances require it, a general meeting may, in isolated cases, be held elsewhere.

The annual general meeting must be held in time for the annual report adopted by the board of directors and the general meeting to reach the Danish Business Authority within five months from the end of the financial year, the time limit specified in the Financial Statements Act. The annual report must be submitted to the general meeting.

Extraordinary general meetings must be held upon request from the board of directors or the auditor elected by the general meeting. Shareholders that hold 5% of the share capital can request an extraordinary general meeting in writing. Extraordinary general meetings to consider specific issues must be convened within two weeks of receipt of a request to such effect.

Delaware. Delaware law does not specifically grant shareholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a shareholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may include a shareholder proposal in the corporation’s proxy materials relating to an annual or special meeting in accordance with those rules.

Action by Written Consent

Denmark. Under Danish law, shareholders can, subject to certain exemptions, pass resolutions at a general meeting without complying with the requirements as to form and notice in the DCA and the company’s articles of association, provided that all shareholders agree to do so. Further, unless otherwise provided by the company’s articles of association, the board of directors may determine that in addition to a right to physically attend general meetings, shareholders may be given the right to attend electronically, including using electronic voting that does not require physical attendance at the meeting, so that the general meeting will be partly electronic. Moreover, the general meeting may resolve to hold general meetings electronically without any opportunity for parties to physically attend, so that the meeting is held by electronic means alone. A resolution to that effect must be recorded in the company’s articles of association.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit shareholders of a corporation to take action by written consent.

Appraisal Rights

Denmark. The DCA provides for certain shareholder appraisal rights in connection with certain mergers and demergers, and in relation to certain cross-border mergers and demergers also the right to demand redemption of the shareholder’s shares.

Delaware. The DGCL provides for shareholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

Denmark. Under Danish law, any resolution that the company should take legal action against its promoters, members of management, valuation experts, auditors, scrutinizers, keepers of the register of shareholders or shareholders must be passed by the general meeting. Proceedings may be commenced notwithstanding any previous resolutions passed at a general meeting granting exemption from liability or waiving the right to take legal action if the information concerning the resolution or the subject matter of the proceedings provided to the general meeting before the resolution was passed was not essentially correct or complete. If shareholders that represent no less than one-tenth of the share capital oppose any resolution to grant exemption from liability or waive the right to take legal action, any shareholder can commence legal proceedings to recover damages for the company from the person(s) liable for the loss suffered. Shareholders who commence such proceedings must pay the legal costs involved, but may have such costs reimbursed by the company to the extent that they do not exceed the amount recovered by the company as a result of the proceedings. If the company is declared bankrupt, and the date of presentation of the bankruptcy petition is no later than 24 months after the date on which the general meeting resolved to grant exemption from liability or waive the right to take legal action, the bankrupt estate may, however, bring an action for damages without regard to the resolution passed at the general meeting. If a shareholder has suffered a loss, which is not an indirect loss due to a loss suffered by the company, such shareholder can commence legal proceedings to recover such loss independently and regardless of the above.

Delaware. Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

Denmark. Under Danish law, a limited liability companies may acquire their own shares if they are fully paid up. The shares may be acquired both in ownership and by way of security. If a limited liability company acquires its own shares for consideration, such consideration may only consist of the funds that may be distributed as ordinary dividends under the provisions of the DCA and the company’s holding of its own shares must be disregarded when assessing whether the company satisfies the mandatory minimum capital requirements. An acquisition of a company’s own shares for consideration cannot take place without the board of directors’ obtaining authority from the general meeting, and such authority may only be given for a specified time, which may not exceed five years. The authority must specify (i) the maximum permitted value of the company’s own shares; and (ii) the minimum and maximum amount that may be paid by the company as consideration for the shares.

Delaware. Under the DGCL, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-Takeover Provisions

Denmark. Danish company law does not contain specific anti-takeover provisions for unlisted companies but a company’s articles of association may include poison pills to this effect, e.g., share classes with higher voting rights than other share classes or provisions to the effect that the board of directors shall approve share transfers.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the DGCL also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting shares, within three years after the person becomes an interested shareholder, unless:

•	the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;

•	after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting shares of the corporation not including shares owned by persons who are directors and officers of interested shareholders and shares owned by specified employee benefit plans; or

•	after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting shares, excluding shares held by the interested shareholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Inspection of Books and Records

Denmark. Under Danish law, the company’s annual report is public and shareholders have no access to inspect the company’s books and records. They are instead referred to exercise their right to ask questions to the board or management at a general meeting or to submit a proposal for scrutiny of the company’s formation, of any specific matter relating to the administration of the company, or of certain financial statements. If such a proposal is adopted by a simple majority of votes, the general meeting must elect one or more scrutinizers. The scrutinizer may demand from the company’s management any information deemed to be of importance to the assessment of the company and shall submit a written report to the general meeting.

Delaware. Under the DGCL, any shareholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

Removal of Directors

Denmark. Under Danish law, members of the board of directors may be removed at any time by the electing or appointing party. Consequently, directors elected at a general meeting may be removed at another general meeting by a simple majority of votes.

Delaware. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Preemptive Rights

Denmark. Under Danish law, existing shareholders will have preemptive rights to participate on the basis of their existing share ownership in the issuance of any new shares for cash consideration, unless those rights are waived by a resolution of the shareholders at a general meeting or the shares are issued on the basis of an authorization by the board of directors under which the board is granted the authority to waive the preemptive rights. Furthermore, the preemptive rights of the shareholders may be derogated from by a majority comprising at least two-thirds of the votes cast and of the share capital represented at the general meeting if the share capital increase is made at least at market price.

Delaware. Under the DGCL, shareholders have no preemptive rights to subscribe for additional issues of shares or to any security convertible into such shares unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

Denmark. Under Danish law, the company’s assets may only be distributed to its shareholders (i) as dividends, based on the latest adopted financial statements; (ii) as interim dividends; (iii) in connection with capital reductions; or (iv) in connection with the solvent dissolution of the company.

Dividends, if any, are declared with respect to a financial year at the annual general meeting of shareholders in the following year, where the statutory annual report (which includes the audited financial statements) for that financial year is approved. Further, shareholders may resolve at a general meeting to distribute interim dividends, and the board of directors may, pursuant to an authorization that may be granted to it by its shareholders, resolve to distribute interim dividends. Any resolution to distribute interim dividends within six months after the balance date as set out in our latest adopted annual report must be accompanied by the balance sheet from our latest annual report or an interim balance sheet which must be reviewed by an auditor. If the decision to distribute interim dividends is passed more than six months after the balance date as set out in our latest adopted annual report, an interim balance sheet must be prepared and reviewed by an auditor. The balance sheet or the interim balance sheet, as applicable, must show that sufficient funds are available for distribution. Dividends may not exceed the amount recommended by the board of directors for approval by the general meeting of shareholders. Moreover, dividends and interim dividends may only be made out of distributable reserves and may not exceed what is considered sound with regard to our financial condition or be to the detriment of our creditors and such other factors as the board of directors may deem relevant.

Delaware. Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including shares of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common stock, property or cash.

Shareholder Vote on Certain Reorganizations

Denmark. Shareholders’ approval rights may be (and often are) prescribed in the company’s articles of association or in a shareholders’ agreement, or both.

Mergers must be approved by the shareholders of the discontinuing company and by the board of directors of the continuing company, provided that the merger does not require a capital increase or other amendments to the articles of association of the continuing company, in which case the merger must also be approved by the continuing company’s shareholders.

Voluntary public tender offers are usually conditional upon the situation where a certain percentage of nominal share capital or voting rights (or both) of the target company accepts the offer, the percentage of which depends on the aim the bidder is seeking to achieve. Ordinary amendments of the articles of association require two-thirds of both votes and capital represented at the general meeting, while squeeze-outs require more than nine-tenths of all votes and capital in the target company.

The DCA provides that a minority shareholder may demand that a single majority shareholder holding more than nine-tenths of all votes and capital in a company buy all of the shares of that minority shareholder.

Delaware. Under the DGCL, the vote of a majority of the outstanding shares capital entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the shares or of any class or series of shares than would otherwise be required.

Under the DGCL, no vote of the shareholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Remuneration of Directors

Denmark. Under Danish law, the board of directors may receive fixed or variable remuneration. The amount of remuneration may not exceed what is considered usual, taking into account the nature and extent of the work, and what is considered reasonable with regard to the limited liability company’s financial position and, in the case of parent companies, the group’s financial position. Since the board of directors is disqualified to resolve remuneration on its own, the remuneration is fixed by the shareholders, typically at the ordinary general meeting in connection with the adoption of the company’s annual report.

Delaware. Under the DGCL, the shareholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to shareholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Our American Depositary Receipts, or ADR, program is administered by The Bank of New York Mellon, or the depositary, located at 240 Greenwich Street, 22nd Floor, New York, New York 10286. Each ADS represents 14 ordinary shares (or a right to receive 14 ordinary shares) deposited with The Bank of New York Mellon, London Branch, or any successor, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary in respect of the depositary facility.

ADSs may be held either directly or indirectly through a broker or other financial institution. If an ADS holder holds their ADSs directly, they will be a registered ADS holder. If an ADS is held indirectly, the relevant holder must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described below. Such holders should consult with their broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

An ADS holder will not be treated as one of our shareholders and will not have shareholder rights. Danish law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying ADSs. ADS Holders will have ADS holder rights. A deposit agreement among us, the depositary and an ADS holder, and all other persons directly and indirectly holding ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Dividends and Other Distributions

How will ADS holders receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay the ADS holder the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. An ADS holder will receive these distributions in proportion to the number of ordinary shares their ADSs represent.

Cash. In the event we declare or pay any cash dividends or cash distributions on our ordinary shares, the depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis and at the then prevailing market rate, and can transfer the U.S. dollars to the United States. If that is not possible and lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See the section of our Annual Report on Form 20-F titled “Taxation” for more information. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the ADS holder may lose some or all of the value of the distribution.

Ordinary Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or bonus shares to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us, may make such elective distribution available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders. As a condition of making a distribution election available to ADS holders, the depositary may require satisfactory assurances from us that doing so would not require registration of any securities under the Securities Act. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares, or at all.

Rights to Purchase Additional Ordinary Shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash distributions. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on an ADS holder’s behalf and in accordance with the ADS holder’s instructions. The depositary will then deposit the ordinary shares and deliver ADSs to the ADS holder. It will only exercise rights if the ADS holder pays it the exercise price and any other charges the rights require the ADS holder to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else we distribute to holders of deposited securities by any means it determines is equitable and practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Neither we nor the depositary are responsible for any failure to determine that it may be lawful or feasible to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if an ADS holder or its broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian and we instruct the depositary to make such delivery. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, and delivery of any required endorsements, certifications or other instruments of transfer required by the depositary, the depositary will register the appropriate number of ADSs in the names an ADS holder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

ADS holders may surrender their ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will transfer and deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person designated by the ADS holder at the office of the custodian or through a book-entry delivery. Alternatively, at the ADS holder’s request, risk and expense, the depositary will transfer and deliver the deposited securities at its corporate trust office, if feasible.

How can ADS holders interchange between certificated ADSs and uncertificated ADSs?

ADS holders may surrender their ADRs to the depositary for the purpose of exchanging their ADRs for uncertificated ADSs. The depositary will cancel the ADRs and will send the ADS holder a statement confirming that it is the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do ADS holders vote?

ADS holders may instruct the depositary to vote the number of whole deposited ordinary shares the ADSs represent. The depositary will notify ADS holders of shareholders’ meetings or other solicitations of consents and arrange to deliver our voting materials to ADS holders if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, and subject to the laws of Denmark and our Articles of Association, to vote or to have its agents vote on the ordinary shares or other deposited securities as instructed by ADS holders.

The depositary will only vote or attempt to vote as ADS holders instruct or as described above.

We cannot assure ADS holders that they will receive the voting materials in time to ensure that ADS holders can instruct the depositary to vote their ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is in good faith. This means that ADS holders may not be able to exercise their right to vote and there may be nothing ADS holders can do if their ordinary shares are not voted as requested.

In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Except as described above, ADS holders will not be able to exercise their right to vote unless they withdraw the ordinary shares. However, ADS holders may not know about the shareholder meeting far enough in advance to withdraw the ordinary shares.

Fees and Expenses

What fees and expenses will ADS holders be responsible for paying?

Pursuant to the terms of the deposit agreement, the holders of ADSs will be required to pay the following fees:

Persons depositing or withdrawing ordinary shares or ADSs must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issue of ADSs, including issues resulting from a distribution of ordinary shares or rights or other property
	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	•	Any cash distribution to an ADS holder

A fee equivalent to the fee that would be payable if securities distributed to ADS holders had been ordinary shares and the shares had been deposited for issue of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	•	Depositary services

Registration or transfer fees	•	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when ADS holders deposit or withdraw shares

Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
	•	Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	•	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide for-fee services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

ADS holders will be responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of ADSs or allow ADS holders to withdraw the deposited securities represented by their ADSs until such taxes or other charges are paid. It may apply payments owed to ADS holders or sell deposited securities represented by their ADSs to pay any taxes owed and ADS holders will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs registered in the ADS holder’s name to reflect the sale and pay the ADS holder any net proceeds, or send the ADS holder any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•	Change the nominal or par value of our ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.

•	Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

•	Distribute securities on the ordinary shares that are not distributed to ADS holders	The depositary may also deliver new ADSs or ask ADS holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.

•	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing ADSs or, if necessary, replacement ADSs distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former ADS holders.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on the ADS holders’ behalf or on behalf of any other person; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Additionally, we, the depositary and each owner and holder, to the fullest extent permitted by applicable law, waives the right to a jury trial in an action against us or the depositary arising out of or relating to the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

ADS Holders’ Right to Receive the Ordinary Shares Underlying Their ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when ADS holders owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal is not limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of prerelease, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; ADS Holder Information

The depositary will make available for ADS holders’ inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send ADS holders copies of those communications if we ask it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs to permit the resale of these ordinary shares represented by ADSs by the holders of these ADSs from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the ADSs may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $166,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of Danish law will be passed upon for us by Mazanti-Andersen Advokatpartnerselskab LLP, Copenhagen, Denmark. Certain matters of U.S. federal and New York State law will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Forward Pharma A/S appearing in Forward Pharma A/S’s Annual Report (Form 20-F) for the year ended December 31, 2020, have been audited by EY Godkendt Revisionspartnerselskab, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of EY Godkendt Revisionspartnerselskab is Dirch Passers Alle 36, DK-2000 Frederiksberg, Denmark.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on April 14, 2021;

(2)	Our Forms 6-K filed with the SEC on January 12, 2021 (relating to Item 1 thereof and related Exhibit 99.1), April 15, 2021 (two filings), May 4, 2021, May 27, 2021, May 28, 2021, June 8, 2021, September 7, 2021, and October 12, 2021; and

(3)	The description of our ordinary shares contained in Exhibit 2.6 to our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 24, 2020, and any amendment or report filed with the SEC for the purposes of updating the description.

In addition, all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Forward Pharma A/S
Østergade 24A, 1st floor

1100 Copenhagen K

Denmark
Tel: +45 3344 4242

E-mail: investors@forward-pharma.com

You also may access the incorporated reports and other documents referenced above on our website at www.forward-pharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEMENT OF FOREIGN JUDGMENTS

Forward Pharma A/S is incorporated under the laws of Denmark, and three of its subsidiaries, Forward Pharma Operations ApS, Forward Pharma GmbH and Forward Pharma FA ApS, are incorporated under the laws of Denmark, Germany and Denmark, respectively. Substantially all of our assets are located outside the United States. On a combined basis, the majority of our directors and officers reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States does not have a treaty with Denmark or Germany providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by a U.S. court based on civil liability will not be directly enforceable in Denmark or Germany. However, if the party in whose favor such final judgment is rendered brings a new lawsuit in a competent court in Denmark, that party may submit to the Danish court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States will neither be recognized nor enforced by a Danish court, but such judgment may serve as evidence in a similar action in such court. In addition, the final judgment of a U.S. court may be recognized and enforced in Germany in compliance with certain requirements including petitioning a German court to recognize and declare such judgment enforceable. Also, general reciprocity in respect of the mutual recognition of judgments between Germany and the U.S. court that rendered the concerned judgment must be guaranteed, and the judgment must not violate German (international) public policy.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except SEC registration fee.

Securities and Exchange Commission registration fee	$2,935
Legal fees and expenses	$69,000
Accounting fees and expenses	$85,000
Printing expenses	$8,000
Miscellaneous	$1,065
Total	$166,000

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

, 2021

II-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Our Articles of Association does not currently provide for indemnification of our officers or directors.

We are party to indemnification agreements with each of our officers and directors.

Item 9. Exhibits

The following exhibits are attached hereto:

Exhibit No.	Description

1.1(10)	English translation of Amended and Restated Articles of Association, dated April 13, 2021.

2.1(2)	Registration Rights Agreement, dated September 11, 2014, between Forward Pharma A/S and each of the investors listed on Schedule A thereto.

2.2(3)	Deposit Agreement between the Registrant and The Bank of New York Mellon, as depositary, dated October 14, 2014.

2.3(4)	Letter Agreement between the Registrant and The Bank of New York Mellon, as depositary, dated May 29, 2019.

2.4(3)	Form of American Depositary Receipt (included in Exhibit 2.2).

2.5(2)	Shareholders' Agreement, dated September 8, 2014, between Nordic Biotech K/S, Nordic Biotech Opportunity Fund K/S, NB FP Investment K/S and NB FP Investment II K/S.

4.1(1)	Patent Transfer Agreement, dated May 4, 2010, between Forward Pharma A/S and Aditech Pharma AG.

4.2(7)	Addendum to Patent Transfer Agreement, dated January 17, 2017, between Forward Pharma A/S and Aditech Pharma AG.

4.3(1)	Form of Director and Officer Indemnification Agreement.

4.4(5)	Forward Pharma A/S 2014 Omnibus Equity Incentive Compensation Plan.

4.5(6)	Settlement and License Agreement, dated January 17, 2017, between Forward Pharma A/S, Biogen Swiss Manufacturing GmbH, Biogen International Holding Ltd. and certain other parties named therein.

4.6(9)	Call Option Agreement, dated as of November 22, 2017, by and among Forward Pharma A/S, FWP HoldCo ApS and Biogen Swiss Manufacturing GmbH.

4.7(9)	Pledge Agreement, dated as of November 22, 2017, by and among Forward Pharma A/S, FWP HoldCo ApS and Biogen Swiss Manufacturing GmbH.

4.8(9)	Share Purchase Agreement, dated as of November 22, 2017, by and between Forward Pharma Operations ApS and FWP HoldCo ApS.

4.9(8)	Asset Contribution Agreement, dated as of June 30, 2017, by and between Forward Pharma A/S and Forward Pharma Operations ApS.

4.10(8)	IPR Services, Administration, Funding and Novation Agreement, dated as of June 30, 2017, by and among Forward Pharma A/S, Forward Pharma Operations ApS, FWP IP ApS, Biogen Swiss Manufacturing GmbH and Biogen International Holding Limited.

5.1	Opinion of Mazanti-Andersen Advokatpartnerselskab LLP, counsel of Forward Pharma A/S, as to the validity of the ordinary shares.*

23.1	Consent of EY Godkendt Revisionspartnerselskab, Independent Registered Public Accounting Firm.*

23.2	Consent of of Mazanti-Andersen Advokatpartnerselskab LLP, counsel of Forward Pharma A/S (included in Exhibit 5.1).*

24.1	Power of Attorney (included in signature page).*

*	Filed Herewith.
(1)	Incorporated by reference from the Registrant's Registration Statement on Form F-1 filed with the SEC on August 11, 2014.
(2)	Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement on Form F-1 filed with the SEC on September 12, 2014.
(3)	Incorporated by reference from the Registrant's Annual Report on Form 20-F filed with the SEC on March 25, 2015.
(4)	Incorporated by reference from the Registrant’s Annual Report on Form 20-F filed with the SEC on April 24, 2020.
(5)	Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the SEC on April 9, 2015.
(6)	Incorporated by reference from the Registrant's Annual Report on Form 20-F filed with the SEC on April 18, 2017.
(7)	Incorporated by reference from the Registrant's Current Report on Form 6-K filed with the SEC on January 17, 2017.
(8)	Incorporated by reference from the Registrant's Current Report on Form 6-K filed with the SEC on September 26, 2017.
(9)	Incorporated by reference from the Registrant's Current Report on Form 6-K filed with the SEC on November 22, 2017.
(10)	Incorporated by reference from the Registrant’s Annual Report on 20-F filed with the SEC on April 14, 2021.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark on this 13th day of December, 2021.

FORWARD PHARMA A/S

By:	/s/ Claus Bo Svendsen
Claus Bo Svendsen, MD, PhD
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of FORWARD PHARMA A/S whose signature appears below hereby appoints Florian Schönharting and Claus Bo Svendsen, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Claus Bo Svendsen	Chief Executive Officer	December 13, 2021
Claus Bo Svendsen, MD, PhD	(principal executive and financial officer)

/s/ Florian Schönharting	Chairman	December 13, 2021
Florian Schönharting, M.Sc. (Econ)

/s/ Torsten Goesch	Director	December 13, 2021
Torsten Goesch, MD, PhD, MBA

/s/ Grant Hellier Lawrence	Director	December 13, 2021
Grant Hellier Lawrence

/s/ Jakob Mosegaard Larsen	Director	December 13, 2021
Jakob Mosegaard Larsen

/s/ Duncan Moore	Director	December 13, 2021
Duncan Moore, PhD

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Forward Pharma A/S has signed this registration statement on December 13, 2021.

Forward Pharma USA, LLC

By:	/s/ Thomas Carbone
Name: Thomas Carbone
Title: Vice President, Finance and Controller